GameStop Announces Pricing of Private Offering of $1.3 Billion of Convertible Senior Notes
GRAPEVINE, Texas, March 27, 2025 (GLOBE NEWSWIRE)—GameStop Corp. (NYSE: GME) (“GameStop”), today announced the pricing of $1.3 billion aggregate principal amount of 0.00% Convertible Senior Notes due 2030 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). GameStop also granted the initial purchaser of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $200 million aggregate principal amount of notes. The sale of the notes is expected to close on April 1, 2025, subject to customary closing conditions.

The notes will be general unsecured obligations of GameStop, will not bear regular interest and the principal amount of the notes will not accrete. The notes will mature on April 1, 2030, unless earlier converted, redeemed or repurchased.

GameStop estimates that the net proceeds from the offering will be approximately $1.28 billion (or approximately $1.48 billion if the initial purchaser exercises its option to purchase additional notes in full), after deducting the initial purchaser’s discount and commissions and estimated offering expenses payable by GameStop.

GameStop expects to use the net proceeds from the offering for general corporate purposes, including the acquisition of Bitcoin in a manner consistent with GameStop’s Investment Policy.

Before January 1, 2030, holders will have the right to convert their notes only upon the satisfaction of specified conditions and during certain periods. On or after January 1, 2030, until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at any time. Upon conversion, GameStop will pay or deliver, as the case may be, cash, shares of GameStop’s Class A common stock, par value $.001 per share (“Class A common stock”), or a combination of cash and shares of Class A common stock, at its election. The conversion rate for the notes will initially be 33.4970 shares of Class A common stock per $1,000 principal amount of such notes (equivalent to an initial conversion price of approximately $29.85 per share of Class A common stock). The initial conversion price of the notes represents a premium of approximately 37.5% over the U.S. composite volume weighted average price of the Class A common stock from 1:00 p.m. through 4:00 p.m. Eastern Daylight Time on The New York Stock Exchange on March 27, 2025. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid special interest. In addition, following certain corporate events that occur prior to the maturity date of the notes or if GameStop delivers a notice of redemption in respect of the notes, GameStop will, in certain circumstances, increase the conversion rate of the notes for a holder who elects to convert its notes in connection with such a corporate event or convert its notes called (or deemed called) for redemption during the related redemption period, as the case may be.

GameStop may not redeem the notes prior to April 6, 2028. GameStop may redeem for cash all or any portion of the notes (subject to the partial redemption limitation described below), at its option, on or after April 6, 2028, if the last reported sale price of the Class A common stock has been at least 130% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which GameStop provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest to, but excluding, the redemption date. If GameStop redeems less than all of the outstanding notes, at least $100 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date. No sinking fund is provided for the notes.

Noteholders will have the right to require GameStop to repurchase their notes on April 3, 2028, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special and additional interest, if any, to, but excluding, the repurchase date. In addition, if GameStop undergoes a “fundamental change” (as defined in the indenture that will govern the notes), then, subject to certain conditions and limited exceptions, holders of the notes may require GameStop to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest to, but excluding, the fundamental change repurchase date.

Neither the notes, nor any shares of Class A common stock issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, or to, or for the account or benefit of, U.S. Persons, absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. There can be no assurances that the offering of the notes will be completed as described herein or at all.

About GameStop

GameStop, a Fortune 500 company headquartered in Grapevine, Texas, is a leading specialty retailer offering games and entertainment products through its ecommerce platforms and thousands of stores across multiple geographic segments.

Cautionary Statement Regarding Forward-Looking Statements – Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the anticipated completion of the offering and the anticipated use of proceeds from the offering. These forward-looking statements are based on GameStop’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause GameStop’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. These risks include, but are not limited to market risks, trends and conditions. These and other risks are more fully described in GameStop’s filings with the Securities and Exchange Commission (“SEC”), including in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended February 1, 2025 and other filings and reports that GameStop may file from time to time with the SEC. Forward-looking statements represent GameStop’s beliefs and assumptions only as of the date of this press release. GameStop disclaims any obligation to update forward-looking statements.

Contact

GameStop Corp. Investor Relations
(817) 424-2001
ir@gamestop.com